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                                                                  EXHIBIT 10(x)

June 4, 1999

Mr. Mark Demilio
643 Sussex Road
Towson, Maryland  21286



Dear Mark:

This letter is to confirm our revised offer to you for the position of Executive Vice President and General Counsel for Magellan Health Services. In this position, you will report to me and receive an annualized salary of $230,000, payable semi-monthly. You will also receive a car allowance of $1000 per month payable semi-monthly.

Regarding additional executive compensation, you will participate (in accordance with plan eligibility rules) in the Magellan Health Services Short-Term Incentive (STI) Program at a target level of 40% of your base salary. Payment is based on corporate performance as well as individual performance against objectives and approved plan funding. As you are not eligible to participate in this plan for FY '99, I will consider you for a bonus in the range of $10 - 20K assuming Magellan Health Services hits all '99 STI targets. As a further statement of our confidence in you to successfully take on the challenges of this position, I am awarding you 40,000 stock options which will have a strike price based on the market value on the date of your employment with Magellan. This option grant has a three-year graduated vesting schedule.

Regarding our benefits programs, you will be eligible for enrollment in health, dental, vision, life insurance and flexible spending accounts on the first of the month following 30 days of employment. Both short-term and long-term disability programs have a six-month eligibility waiting period. These benefits are highlighted in the attached brochure. In addition to a 401(k) Plan, which is also described in the brochure, there is a 401(k) Plus program that has a company contribution target of 2% of the employee's compensation (up to the IRS limit for qualified plans) regardless of participation in the 401(k). This has a three-year cliff vesting schedule. The Employee Stock Purchase Plan, while described in the brochure, is not available to employees who report directly to me.

In addition to these benefits and the time off benefits noted for management, you will be eligible for a new executive benefit that we are currently designing for rollout later this year. This will be a 100% company contributed annual deferred compensation program. The target contribution for officers in positions equivalent to yours is projected to be in the range of 7 - 9% of base compensation. Contributions will be self-directed by the officer within an array of investment funds designated for the plan.

As discussed, we will provide you with severance protection of one year's base compensation if there is a change of control for Magellan Health Services and your employment is terminated for any reason other than "for cause". Voluntary resignation would only trigger severance in the event you resign with good cause, i.e. you resign as a result of your duties being materially reduced; your salary being reduced if the reduction is not part of a general reduction for officers in equivalent positions; your eligibility for bonus plans or benefits plans is restricted unless the restriction applies in general to officers in equivalent positions; or you are asked to relocate your office outside the greater Baltimore area. The severance arrangement would be as follows: In the event you leave the company for reasons other than voluntary


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resignation or dismissal for "cause", you will be eligible for twelve months of severance. "Cause" for termination includes any of the following: commission of an act of fraud or dishonestly involving his or her duties on behalf of Magellan; willful failure or refusal to faithfully and diligently perform duties as assigned or breech of material terms under any employment agreement; willful failure or refusal to abide by Magellan's policies, rules, procedures or directives; conviction of a felony or misdemeanor involving moral turpitude; or breech of the non-competition and non-solicitation provisions in this offer letter.

As a general policy of our company, by accepting this offer, you agree that, during the tenure of your employment with the company and for a period of one year thereafter, you will not directly or indirectly (i) solicit or contact for business purposes any existing customer of the company or any prospective customer of the company with which you had contact during your employment, or
(ii) offer employment to any of the company's employees, agents or consultants, or (iii) induce, or attempt to induce, any of the company's employees, agents or consultants to do anything for which you are restricted by reason of this covenant for non-Magellan business, or (iv) assist any firm, corporation or business entity as an owner, officer, director, employee, agent, security holder or creditor that engages in the managed specialty and/or behavioral health field. Also, please note that nothing in this letter is to be construed or interpreted as a promise of employment for a particular term or period of time and this letter supersedes any and all prior communications, both written and verbal, concerning your employment with the company.

We are enthused about the prospect of your acceptance of this position and would like your decision by Tuesday, June 1. If you have any questions about this offer, please talk with Chris Pettingill, our Senior Vice President of Human Resources at 410-953-1101 or me.

Sincerely,

/s/ Henry Harbin

Henry Harbin
CEO
Magellan Health Services



/s/ Mark Demilio
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Accepted by Mark Demilio                             Date